CUBIC
ENERGY
INC.
================================================================================

PRESS RELEASE

Date:  August 23, 2007                          Information:     Donna Luedtke
Website:  www.cubicenergyinc.com                Investor Relations
Phone:  (972) 686-0369                          Email:  donna@cubicenergyinc.com

             Cubic Energy, Inc. Appoints New Chief Financial Officer

DALLAS, TX - Cubic Energy, Inc. (OTCBB:QBIK) ("Cubic" or the "Company") announces today that it has appointed Scott D. Guffey as Cubic's new Chief Financial Officer. Mr. Guffey brings more than 19 years of corporate finance-related experience to the Company.

Mr. Guffey previously served as Vice President of Corporate Finance for venture capital-backed BenefitMall Inc., where he secured its debt and equity financings, and lead the company's financial planning and analysis (FP&A) investor relations and mergers and acquisitions (M&A) functions.

Prior to joining BenefitMall, Mr. Guffey served as Vice President of Finance, M&A and Investor Relations for publicly-traded Aegis Communications Group, Inc. from 1997 through 2000. Before joining Aegis, he was Vice President of Technology Investment Banking with Principal Financial Securities, Inc. for three years, and has 7 years of FP&A and M&A experience with Electronic Data Systems Corporation (EDS).

Mr. Guffey holds an M.B.A from Southern Methodist University and a B.A. in Economics from the University of Virginia.

Calvin Wallen III, President and CEO of Cubic stated, "Scott's solid financial background and investor relations experience makes him an ideal choice as Cubic's CFO. He will provide a valuable contribution to the Company's future growth."

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company's oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

This press release includes statements, which may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Companies' products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Companies' periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.